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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 16, 2006
ADSTAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-15363	22-3666899

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4553 Glencoe Avenue, Suite 325
Marina del Rey, California 90292
(Address Of Principal Executive Office) (Zip Code)
Registrant’s telephone number, including area code (310) 577-8255

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement
On February 16, 2006, AdStar, Inc. (“AdStar”) entered into a Securities Purchase Agreement to sell to a single accredited institutional investor one million (1,000,000) shares of its Common Stock at an aggregate purchase price of $1,650,000. AdStar received the proceeds of the sale on February 17, 2006. Pursuant to the agreement, and a Registration Rights Agreement entered into on the same date, AdStar will file a registration statement covering the resale of those shares by the later of the 15th day following the closing date, or April 10, 2006, and will cause the registration statement to be effective by the earlier of the 150th day following the closing date, or the fifth trading day following the day on which AdStar is notified by the SEC that the registration statement will not be (or will no longer be) subject to review by the SEC.
Item 3.02 Unregistered Sales of Equity Securities
The sale of 1,000,000 shares of Common Stock described in Item 1.01 above, brings the aggregate total unregistered sales of AdStar’s equity securities sold by AdStar since September 30, 2005 to more than 5% of its outstanding common stock.
AdStar paid the placement agent in the above issuance, Capstone Investments, a cash placement fee of 5 1/2% of the amount raised, and warrants, exercisable for three years, to purchase 25,000 shares of AdStar’s Common Stock at a price of $4.00 per share. The issuance was acquired for investment by an accredited investor and will be issued without registration under the Securities Act of 1933, as amended, pursuant to the exemptions provided under sections 4(6) and 4(2) thereof and the exemption provided by Regulation D. All the securities are restricted securities and bear a restrictive legend and are subject to stop transfer restrictions.
Item 9.01: Financial Statements and Exhibits
(c) Exhibits:

Exhibit
Number	Description

10.1	Securities Purchase Agreement dated as of February 16, 2006
10.2	Registration Rights Agreement dated as of February 16, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

AdStar, Inc.
Dated: February 17, 2006	By:	/s/ Leslie Bernhard
Leslie Bernhard
Chief Executive Officer

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